IDM ENVIRONMENTAL CORP.
                              List of Subsidiaries



          Name                            State or Jurisdiction of Incorporation
---------------------------------------   --------------------------------------

IDM Environmental of Massachusetts, Inc.             Massachusetts

Global Waste & Energy, Inc.                          Alberta, Canada